Exhibit 5

The Mosaic Company

12800 Whitewater Drive

Suite 200

Minnetonak, MN 55343

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to The Mosaic Company, a Delaware corporation, Mosaic Fertilizer, LLC, a Delaware limited liability company, and Mosaic Crop Nutrition, LLC, a Delaware limited liability company (the “Guarantors”), in connection with a Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

The Registration Statement relates to the solicitation of consents from the holders of the 11.250% Senior Notes due 2011, the 10.875% Senior Notes due 2008, the 10.875% Senior Notes due 2013, the 6.875% Debentures due 2007, the 7.30% Debentures due 2028, the 7.375% Debentures due 2018, the 7.625% Notes due 2005, the 9.45% Senior Debentures due 2011, and the 6.55% Notes due 2005 (the “IMC Notes”) of Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.) (“IMC”), and from the holders of the 7% Senior Notes due 2008 (the “PLP Notes,” and collectively with the IMC Notes, referred to as the “Notes”) of Phosphate Acquisition Partners L.P. (the successor to Phosphate Resource Partners Limited Partnership) (“PLP”) to certain amendments (the “Amendments”) to the terms of the indentures governing the Notes in consideration for full and unconditional guarantees (the “Guarantees”) by the Guarantors of the obligations of IMC and PLP under the Notes, as more fully described in the prospectus (the “Prospectus”) constituting part of the Registration Statement.

The 11.250% Senior Notes due 2011 were issued pursuant to the Indenture, dated as of May 17, 2001, between IMC and The Bank of New York, as trustee, the 10.875% Senior Notes due 2008 were issued pursuant to the Indenture, dated as of May 17, 2001, between IMC and The Bank of New York, as Trustee, the 10.875% Senior Notes due 2013 were issued pursuant to the Indenture, dated as of August 1, 2003, between IMC and BNY Midwest Trust Company, as Trustee, the 6.875% Debentures due 2007 were issued pursuant to the Indenture, dated as of July 17, 1997, between IMC and The Bank of New York, as Trustee (the “1997 Indenture”), the 7.30% Debentures due 2028 were issued pursuant to the 1997 Indenture, the 7.375% Debentures due 2018 were issued pursuant to the Indenture dated as of August 1, 1998, between IMC and The Bank of New York, as Trustee (the “1998 Indenture”), the 7.625% Notes due 2005 were issued pursuant to the 1998 Indenture, the 9.45% Senior Debentures due 2011 were issued pursuant to the Indenture, dated as of December 1, 1991, between IMC and The Bank of New York, as Trustee, the 6.55% Notes due 2005 were issued pursuant to the 1997 Indenture, and the 7% Senior Notes due 2008 were issued pursuant to the Senior Indenture, dated as of February 1, 1996, between PLP and Chemical Bank, as Trustee (collectively, the “Indentures”). We refer to the supplemental indentures which, subject to receipt of the requisite consents to the

The Mosaic Company

November 11, 2004

Amendments, will be entered into among IMC or PLP, the Guarantors and the trustee under the applicable Indenture to effect the Amendments and the Guarantees as the “Supplemental Indentures.”

In connection with the opinions expressed below, we have assumed (a) the due authorization, execution and delivery of the Indentures, (b) the due authorization, execution, authentication, issuance and delivery of the Notes in accordance with the terms of the Indentures, (c) the due authorization, execution and delivery of the Supplemental Indentures, (d) the qualification of the Indentures and Supplemental Indentures under the Trust Indenture Act of 1939, as amended, (e) there will not have occurred any change in law affecting the validity or enforceability of the Notes, Indentures, Supplemental Indentures or Guarantees and (f) none of the terms of the Notes, Indentures or Supplemental Indentures, the issuance and delivery of the Notes, or the compliance by IMC and PLP and the Guarantors with the terms of the Notes, Indentures and Supplemental Indentures violated or will violate any applicable law or resulted in or will result in a violation of any provision of any instrument or agreement then binding upon IMC, PLP or the Guarantors, or any restriction imposed by any court or governmental body having jurisdiction over IMC, PLP or the Guarantors.

On the basis of the foregoing, we are of the opinion that upon the receipt of the requisite consents from the holders of the Notes to the Amendments as described in the Prospectus, the Guarantees will be valid and binding obligations of the Guarantors.

The opinions set forth above are subject to the following qualifications and exceptions:

(a)	Our opinion is subject to the effects of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting creditors’ rights.

(b)	Our opinion is further subject to general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinion is further subject to the defenses available to a guarantor under applicable law, but the waivers of such defenses set forth in the Guarantees are enforceable, subject to the other exceptions set forth herein.

Our opinion expressed above is limited to the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Dated: November 11, 2004

Very truly yours,

/S/    DORSEY & WHITNEY LLP

JBA/RAR